Exhibit 99.B(d)(10)(iii)

FORM OF

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

ING EQUITY TRUST

OPERATING EXPENSE LIMITS

	Maximum Operating Expense Limit
	(as a percentage of average net assets)
Name of Fund*	Class A	Class B	Class C	Class I	Class O	Class W(1)

ING Real Estate Fund Initial Term Expires October 1, 2006	1.45%	2.20%	2.20%	1.00%	1.45%	1.20%

HE

Date Last Amended: [November 2009]

*                 This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

(1)                                  Class W Shares of ING Real Estate Fund effective December 17, 2007. The initial term for Class W shares of ING Real Estate Fund expires October 1, 2009.